EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement (Nos. 333-187663, 333-189290, 333-167922, 333-160264 and 333-142417) on Form S-8 of Xerox Corporation of our report dated February 5, 2025, relating to the consolidated financial statements of ITsavvy Acquisition Company, Inc., appearing in this Current Report on Form 8‑K/A.

/S/ RSM US LLP
Rockford, Illinois
February 5, 2025